EXHIBIT 99.1

IDEX REPORTS RECORD SECOND QUARTER RESULTS - EPS OF 76 CENTS AND FREE CASH FLOW OF $103 MILLION

LAKE FOREST, IL, JULY 22 – IDEX Corporation (NYSE: IEX) today announced its financial results for the three month period ended June 30, 2013.

Orders in the quarter totaled $506 million, up 9 percent from the prior year period. Sales in the quarter totaled $518 million, 5 percent higher than the prior year period. For the quarter, on an organic basis, orders were 6 percent higher and sales were 2 percent higher than the prior year period.

Second quarter 2013 operating income was $100 million. This resulted in an operating margin of 19.2 percent, up 70 basis points from the prior year adjusted operating margin, primarily due to productivity and benefits from our structural cost actions taken in the prior year.

Second quarter earnings per share were 76 cents, an increase of 9 cents, or 13 percent, from the adjusted prior year.

Free cash flow was $103 million for the quarter, a 46 percent increase from prior year second quarter due to higher earnings and improved operating working capital.

Second Quarter Highlights

•	Orders of $506 million increased 9 percent compared to the prior year (+6 percent organic and +3 percent acquisition).

•	Sales of $518 million increased 5 percent compared to the prior year (+2 percent organic and +3 percent acquisition).

•	Gross margin of 43.0 percent was up 190 basis points from the prior year.

•	Operating margin of 19.2 percent was up 70 basis points from the adjusted prior year.

•	Net income of $63 million represents an increase of 11 percent compared to the prior year adjusted net income of $56 million.

•	EPS of 76 cents was 9 cents, or 13 percent, higher than the prior year adjusted EPS of 67 cents.

•	EBITDA of $119 million, which represents an 11 percent increase from the prior year, was 23 percent of sales and covered interest expense by 11 times.

•	Free cash flow of $103 million, which represents a 46 percent increase from the prior year, was over 165 percent of net income.

•

The Company completed the repurchase of 956 thousand shares of common stock for $51 million in the second quarter of 2013. Year-to-date, the Company has repurchased over 1.6 million shares of common stock for $85 million.

“We delivered strong performance in our second quarter margins, EPS and free cash flow. Consistent with our message from earlier in the year and given global economic conditions, organic growth continues to be a challenge. We planned for this difficult organic environment and through disciplined execution we delivered 190 basis points of gross margin expansion, 70 basis points of operating margin improvement and 13 percent EPS growth.

Our capital deployment strategy is driven by our ability to generate outstanding cash flow. In the second quarter, free cash flow was a record $103 million, bringing our free cash flow for the first half of 2013 to $170 million. Our capital deployment strategy continues to focus on the combination of funding organic growth, strategic acquisitions, shareholder dividends and share repurchases. New organic growth opportunities remain our highest priority, and we expect strong returns in the coming years from continued 2013 investments in new product development, product line management and commercial resources in emerging markets.

We expect the macroeconomic environment to remain volatile. Regardless, our goal is to deliver strong margins, earnings and cash flows. We project third quarter 2013 EPS to be in the range of 72 to 74 cents. We are increasing full year 2013 EPS guidance to $2.93 to $2.98 based on approximately 3 percent expected full year organic revenue growth.”

Andrew K. Silvernail

Chairman and Chief Executive Officer

Second Quarter 2013 Business Highlights (Operating margin excludes restructuring charges in 2012)

Fluid & Metering Technologies

•	Sales in the second quarter of $225 million reflected a 7 percent increase compared to the second quarter of 2012 (all organic).

•	Operating margin of 24.9 percent represented a 280 basis point improvement compared with the second quarter of 2012 primarily due to higher volume and productivity initiatives.

Health & Science Technologies

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Sales in the second quarter of $181 million reflected a 6 percent increase compared to the second quarter of 2012 (-2 percent organic, +9 percent acquisitions and -1 percent foreign currency translation).

•	Operating margin of 19.1 percent represented a 250 basis point increase compared with the second quarter of 2012 primarily due to productivity and cost reduction initiatives.

Fire & Safety/Diversified Products

•	Sales in the second quarter of $114 million reflected a 1 percent decrease compared to the second quarter of 2012 (all organic).

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Operating margin of 20.7 percent represented a 270 basis point decrease compared with the second quarter of 2012 primarily due to unfavorable product mix across the segment and a charge associated with a facility disposal.

For the second quarter of 2013, Fluid & Metering Technologies contributed 43 percent of sales and 49 percent of operating income; Health & Science Technologies accounted for 35 percent of sales and 30 percent of operating income; and Fire & Safety/Diversified Products represented 22 percent of sales and 21 percent of operating income.

EBITDA and Free Cash Flow

EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

EBITDA and Free Cash Flow Bridge (dollars in millions)

	For the Quarter Ended
	June 30,			March 31,
	2013	2012	Change	2013	Change
Income before Taxes	$88.4	$77.9	13%	$85.4	4%
Depreciation and Amortization	20.1	19.2	5%	19.8	2%
Interest	10.6	10.5	1%	10.6	—

EBITDA	119.1	107.6	11%	115.8	3%
Restructuring Charge	—	2.6	(100%)	—	—

Adjusted EBITDA	$119.1	$110.2	8%	$115.8	3%

Cash Flow from Operating Activities	$109.3	$80.7	35%	$72.2	51%
Capital Expenditures	(8.2)	(10.2)	(20%)	(7.6)	8%
Excess Tax Benefit from Stock-Based Compensation	2.3	0.3	n/m	2.4	(4%)

Free Cash Flow	$103.4	$70.8	46%	$67.0	54%

Conference Call to be Broadcast over the Internet

IDEX will broadcast its second quarter earnings conference call over the Internet on Tuesday, July 23, 2013 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Vice President and Chief Financial Officer Heath Mitts will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 855.859.2056 (or 404.537.3406 for international participants) using the ID # 26074056.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries – all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Tables follow)

IDEX CORPORATION

Condensed Statements of Consolidated Operations

(in thousands except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net sales	$518,445	$494,144	$1,012,893	$983,561
Cost of sales	295,596	291,031	578,047	577,559

Gross profit	222,849	203,113	434,846	406,002
Selling, general and administrative expenses	123,290	111,882	240,575	225,264
Restructuring expenses	—	2,581	—	7,519

Operating income	99,559	88,650	194,271	173,219
Other (income) expense - net	573	230	(706)	113
Interest expense	10,597	10,536	21,154	21,198

Income before income taxes	88,389	77,884	173,823	151,908
Provision for income taxes	25,828	23,533	49,962	45,386

Net income	$62,561	$54,351	$123,861	$106,522

Earnings per Common Share:
Basic earnings per common share (a)	$0.76	$0.65	$1.50	$1.28
Diluted earnings per common share (a)	$0.76	$0.65	$1.49	$1.27

Share Data:
Basic weighted average common shares outstanding	81,829	83,180	82,013	82,987
Diluted weighted average common shares outstanding	82,734	84,090	82,943	83,991

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$374,489	$318,864
Receivables - net	268,035	256,095
Inventories	231,504	234,950
Other current assets	62,072	71,956

Total current assets	936,100	881,865
Property, plant and equipment - net	213,384	219,161
Goodwill and intangible assets	1,658,827	1,663,099
Other noncurrent assets	19,341	21,265

Total assets	$2,827,652	$2,785,390

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$127,292	$117,341
Accrued expenses	143,994	150,176
Short-term borrowings	4,451	7,335
Dividends payable	18,946	16,575

Total current liabilities	294,683	291,427
Long-term borrowings	811,007	779,241
Other noncurrent liabilities	243,624	249,724

Total liabilities	1,349,314	1,320,392
Shareholders’ equity	1,478,338	1,464,998

Total liabilities and shareholders’ equity	$2,827,652	$2,785,390

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IDEX CORPORATION

Company and Business Group Financial Information

(dollars in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, (b)		June 30, (b)
	2013	2012 (c)	2013	2012
Fluid & Metering Technologies
Net sales	$225,488	$210,715	$437,243	$423,433
Operating income (c)	56,115	46,622	104,194	93,807
Operating margin	24.9%	22.1%	23.8%	22.2%
Depreciation and amortization	$7,012	$7,408	$13,972	$14,948
Capital expenditures	2,507	4,521	5,283	7,050
Health & Science Technologies
Net sales	$180,867	$170,563	$353,735	$344,349
Operating income (c)	34,522	28,289	66,789	60,014
Operating margin	19.1%	16.6%	18.9%	17.4%
Depreciation and amortization	$10,947	$9,559	$21,739	$19,020
Capital expenditures	4,168	2,979	6,954	5,813
Fire & Safety/Diversified Products (c)
Net sales	$114,236	$115,924	$225,749	$219,974
Operating income (c)	23,676	27,126	51,908	51,358
Operating margin	20.7%	23.4%	23.0%	23.3%
Depreciation and amortization	$1,741	$1,824	$3,449	$3,603
Capital expenditures	741	2,012	2,221	3,953
Company
Net sales	$518,445	$494,144	$1,012,893	$983,561
Operating income (c)	99,559	91,231	194,271	180,738
Operating margin	19.2%	18.5%	19.2%	18.4%
Depreciation and amortization (d)	$20,077	$19,203	$39,916	$38,393
Capital expenditures	8,197	9,631	15,822	18,058

(a)	Calculated by applying the two-class method of allocating earnings to common stock and participating securities as required by ASC 260, Earnings Per Share.
(b)	Three and six month data includes acquisitions of FTL (March 2013), Matcon (July 2012) and ERC (April 2012) in the Health & Science Technologies segment from the date of acquisition.
(c)	Group operating income excludes unallocated corporate operating expenses while both Group and Company operating income excludes restructuring related charges for 2012.
(d)	Depreciation and amortization excludes amortization of debt issuance expenses.